Exhibit 5.1

Troutman Pepper Locke LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

December 15, 2025

ArrowMark Financial Corp. 100 Fillmore Street, Suite 325 Denver, Colorado 80206

Re:	ArrowMark Financial Corp. Investment Company Act of 1940 File No. 811-22853 Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to ArrowMark Financial Corp., a corporation formed under the laws of the State of Delaware (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), as originally filed on July 24, 2024, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated December 15, 2025 (as amended, supplemented, or otherwise modified, the “Prospectus Supplement” and, together with the base prospectus, effective as of February 18, 2025, included in the Registration Statement, the “Prospectus”) in connection with the issuance by the Fund of common shares of beneficial interest, par value $0.001 per share, having an aggregate offering price of up to $25,000,000 (the “Common Stock”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

This opinion letter is being furnished to the Fund in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Common Stock.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, the conformity with the respective originals to original documents of all documents submitted to us as certified, telecopies, or reproduced copies.

ArrowMark Financial Corporation Page 2 December 15, 2025

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Common Stock, when (a) duly issued and sold by the Fund in accordance with the Registration Statement and the Prospectus Supplement and (b) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of may lawfully determine, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Securities offered pursuant to the Registration Statement and the Prospectus Supplement:

(i)	The Board of Directors and/or appropriate officers of the Fund shall have duly (x) established the terms of the Common Stock and (y) authorized and taken any other necessary corporate or other action to approve the issuance and sale of the Common Stock and related matters and such authorizations and actions have not been rescinded;

(ii)	resolutions establishing the definitive terms of, and authorizing the Fund to register, offer, sell and issue the Common Stock, shall remain in effect and unchanged at all times during which the Common Stock is offered, sold or issued by the Company;

(iii)	upon issuance of any shares of Common Stock, the total number of shares of Common Stock issued and outstanding shall not exceed the total number of shares of Common Stock that the Fund is then authorized to issue under its Amended and Restated Certificate of Incorporation;

(iv)	the Registration Statement (including all necessary post-effective amendments), shall be effective under the Securities Act, and such effectiveness shall not have been terminated or rescinded;

(v)	the Common Stock shall be issued and sold in compliance with all U.S. federal and state securities laws and solely in the manner stated in the Registration Statement and the Prospectus Supplement and there shall not have occurred any change in law affecting the validity of the opinions rendered herein;

(vi)	in the case of an agreement or instrument pursuant to which any Common Stock are to be issued, such agreement has been duly authorized, executed and delivered by the Company and there shall be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein.

The opinions set forth herein as to enforceability of obligations of the Fund are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy, (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

ArrowMark Financial Corporation Page 3 December 15, 2025

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

Our opinions, as set forth herein, are limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws. This opinion letter has been prepared for your use solely in connection with the Prospectus Supplement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the current report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP